UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2011

SL Industries, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	1-4987	21-0682685
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Fellowship Road, Suite A114, Mount Laurel, New Jersey		08054
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (856) 727-1500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 14, 2011, SL Industries, Inc., a New Jersey corporation (the "Company") received a letter from NYSE Amex, LLC (the “Exchange”) indicating that the staff of the Exchange’s Corporate Compliance Department (the “Staff”) has determined that the Company is not in compliance with Section 704 of the Exchange’s Company Guide, one of the Exchange’s continuing listing standards, because the Company failed to hold an annual meeting of its stockholders during 2010.  The Company intends to hold a meeting of its stockholders on or prior to September 14, 2011, and believes that upon holding such meeting it will be in compliance with the Exchange’s continued listing standards.

 The Staff letter stated that, in order for the Company to maintain its Exchange listing, the Company must submit a plan of compliance by April 13, 2011 (the “Plan”) advising the Exchange of action it has taken, or will take, that would bring it into compliance with Section 704 of the Company Guide by September 14, 2011.  The Company intends to submit a Plan to the Exchange on or before April 13, 2011 to regain compliance.  After submission of the Plan, management from the Exchange’s Corporate Compliance Department will evaluate the Plan and make a determination as to whether the Company has made a reasonable demonstration in the Plan of an ability to regain compliance with the continued listing standards by September 14, 2011, in which case the Plan will be accepted.  If the Plan is accepted, the Company may be able to continue its listing up to September 14, 2011, during which time the Company will be subject to periodic review to determine whether the Company is making progress consistent with the Plan.

On March 18, 2011, the Company issued a press release announcing receipt of the March 14, 2011 Staff letter as required by Section 402 of the Company Guide.  A copy of the press release is included as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(c)           Exhibits

Exhibit No.	Exhibit Description

99.1	Press Release dated March 18, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SL Industries, Inc.
(Registrant)

Date: March 18, 2011

	By:	/s/ Louis J. Belardi
		Name:	Louis J. Belardi
		Title:	Chief Financial Officer